As filed with the Securities and Exchange Commission on January 10, 2000
                                                         Registration No._______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                          LIGHTPATH TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                         3674                   86-0708398
(State or other jurisdiction of (Primary Standard Industrial  (I. R. S. Employer
incorporation or organization)   Classification Code Number) Identification No.)


         6820 Academy Parkway East, N.E., Albuquerque, New Mexico 87109
                                 (505) 342-1100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Donald Lawson
                             Chief Executive Officer
                          Lightpath Technologies, Inc.
                         6820 Academy Parkway East, N.E.
                          Albuquerque, New Mexico 87109
                                 (505) 342-1100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                               Joseph Crabb, Esq.
                         Squire, Sanders & Dempsey L.L.P
                             40 North Central Avenue
                                Phoenix, Az 85004
                            Telephone: (602) 528-4000
                            Facsimile: (602) 253-8129

     APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

      If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] __________

                         CALCULATION OF REGISTRATION FEE

===================================================================================================
                                           PROPOSED MAXIMUM
 TITLE OF SECURITIES     AMOUNT TO BE      AGGREGATE PRICE        PROPOSED             AMOUNT OF
  TO BE REGISTERED        REGISTERED          PER UNIT *       OFFERING PRICE      REGISTRATION FEE
---------------------------------------------------------------------------------------------------
Class A Common stock,
 $.01 par value           2,279,847**          $20.875           $47,591,806          $12,564.24
===================================================================================================

* Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, pursuant to Rules 457 (c) and 457 (h) under the Securities Act, on the basis of the average of the high and low prices for shares of Common Stock as reported by the Nasdaq SmallCap Market on January 5, 2000.

**   Represents   estimated   number  of  shares  issuable  upon  conversion  of
     outstanding Preferred Stock, as payment of interest on the Preferred Stock, and upon exercise of Class K and Class L Warrants.

     In accordance with Rules 416 and 457 under the Securities Act of 1933, the shares of common stock registered hereby shall also be deemed to cover an indeterminate number of additional shares of common stock to be issued as a result of the conversion of the Preferred Stock or as a result of the exercise of the warrants referred to in this footnote to prevent dilution resulting from stock splits, stock dividends or similar transactions.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION
STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED JANUARY 10, 2000

PROSPECTUS
                          LIGHTPATH TECHNOLOGIES, INC.

                                2,279,847 SHARES
                             OF CLASS A COMMON STOCK

THE ISSUER

We manufacture, market and distribute optoelectronic, fiber telecommunication and traditional optics products that incorporate our proprietary GRADIUM glass and other fiber optic packaging technologies. Our current product line consists of glass lenses, single mode fiber collimators and fiberoptic optomechanical switches. To date, we have made sales primarily to laser manufacturers and third parties for their evaluation of our products as components of their own product offerings. We have not yet made substantial sales of telecommunication products for broad commercial use.

We can be located at:

LightPath Technologies, Inc.
6820 Academy Parkway, N.E.
Albuquerque, New Mexico 87109
Telephone: (503) 342-1100

THE OFFERING

All of the shares of common stock being offered in this prospectus will be issued by LightPath Technologies to the shareholders who are offering them for sale. The total shares covered by this prospectus will be issued to the selling shareholders upon conversion of Series F Preferred Stock and upon exercise of their outstanding warrants. The selling shareholders can use this prospectus to sell all or part of the shares they receive through the exercise of their Series F Preferred Stock and warrants. In addition, this prospectus relates to 73,597 shares outstanding from prior sales of common stock and 281,250 shares will be issued to the Chairman of the Board upon exercise of the Warrant.

MARKET FOR COMMON STOCK
Our common stock is traded in the over-the counter market through the Nasdaq SmallCap Market system.
                           Closing Price
         Symbol           on January 5, 2000
         ------           ------------------
         LPTHA                $20.875

PROCEEDS FROM THIS OFFERING

The shares offered here will be sold at prices agreed to by the selling shareholders, which may be the then prevailing market price or a negotiated price. All of the proceeds from sales of the shares will be received by the shareholders making the sale, minus any commissions or expenses they incur. We will receive up to $4,760,500 from the exercise, if any, of warrants by the selling shareholders. We will bear all of the costs and expenses of registering the shares under the federal and state securities laws. These total costs and expenses are estimated to be $34,564.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING AT PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January 10, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC, 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

         Copies of publicly available documents that we have filed with the SEC can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed a registration statement on Form S-3 with the SEC that covers the resale of the common stock offered by this prospectus. This prospectus is a part of that registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

     The SEC allows us to "incorporate by reference" to the information we file with them, which means that we can disclose important information to you in this prospectus by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the common stock. In addition to previously filed documents that are incorporated by reference, documents that we file with the SEC after the date of this prospectus will automatically update the registration statement. The documents that we have previously filed and that are incorporated by reference into this prospectus include the following:

+ our annual report on Form 10-KSB/A-2 for the fiscal year ended June 30, 1999;
+ our proxy statement relating to the 1999 Annual Meeting except that information shown under "Security Ownership of Principal Stockholders and management" has been modified by certain recent events as described in this prospectus on page 14;
+ our quarterly report on Form 10-QSB/A for the quarter ended September 30, 1999; and
+ the description of our Class A Common Stock included in our registration statement on Form 8-A filed on January 13, 1996.

     All documents and reports filed by us pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the date that this offering is terminated will automatically be incorporated by reference into this prospectus.

     We will provide you with copies of any of the documents incorporated by reference, at no charge to you, however, we will not deliver copies of any exhibits to those documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

                          LightPath Technologies, Inc.
                           6820 Academy Parkway, N.E.
                          Albuquerque, New Mexico 87109
                            Attn: Corporate Secretary
                            Telephone: (505) 342-1100

         You should only rely upon the information included in or incorporated by reference into this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date later than the date on the front of the prospectus or prospectus supplement.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY SHOULD BE READ BY YOU TOGETHER WITH THE MORE DETAILED INFORMATION INCLUDED AT OTHER SECTIONS OF THIS PROSPECTUS. IN ADDITION, YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING AT PAGE 6 OF THIS PROSPECTUS. OUR FISCAL YEAR ENDS ON JUNE 30 AND REFERENCES TO YEARS IN THIS PROSPECTUS REFER TO OUR FISCAL YEAR ENDED AS OF JUNE 30 OF THE REFERENCED CALENDAR YEAR.

                          LIGHTPATH TECHNOLOGIES, INC.

         LightPath produces GRADIUM(R) glass, utilizes other optical materials and specialized optical packaging concepts to producE products that manipulate light, and performs research and development for optical solutions in the fiber telecommunications and traditional optics markets.

         WHAT IS GRADIUM GLASS? GRADIUM glass is an optical quality glass material with varying refractive indices, capable of reducing optical aberrations inherent in conventional lenses and performing with a single lens tasks traditionally performed by multi-element conventional lens systems. We believe that GRADIUM glass lenses provide advantages over conventional lenses for certain applications. By reducing optical aberrations, we believe that GRADIUM glass lenses can provide sharper images, higher resolution, less image distortion, a wider usable field of view and a smaller focal spot size. By reducing the number of lenses in an optical system, GRADIUM glass can provide more efficient light transmission and greater brightness, lower production costs, and a simpler, smaller product. Although other researchers have likely sought to produce optical quality lens material with properties similar to that of GRADIUM glass, we are not aware of any other person or firm that has developed a repeatable manufacturing process for producing such material on a prescribable basis. To date, LightPath has been issued eighteen US patents for GRADIUM glass products and currently has numerous filed patent applications pending related to our GRADIUM glass materials composition, product design and fabrication processes for production. Additional patent applications have been filed or are in process for laser fusion techniques and fiberoptic optomechanical switch technologies. We are continually developing new GRADIUM glass materials with various refractive index and dispersion profiles and for the telecommunications field; fiberoptic optomechanical switches, multiplexers, interconnects and cross-connects.

         TO WHAT INDUSTRIES ARE LIGHTPATH'S GRADIUM GLASS PRODUCTS BEING MARKETED? We believe that GRADIUM glass and our other optical materials can potentially be marketed for use in most optics and optoelectronics products. During 1998, we restructured our internal organization and marketing focus with the intended purpose of serving two distinct markets: optoelectronics and fiber telecommunications and traditional optics (e.g. lasers, medical equipment, consumer optics, etc.).

         Optoelectronics technologies consist of an overlap of photonics and electronics and are key enablers of "Information Age" technologies, such as fiber optic communications, optical data storage, laser printers, digital imaging, and sensors for machine vision and environmental monitoring. Prior to 1998, we targeted various optoelectronic industry market niches as potential purchasers of our GRADIUM glass products. During 1998, we began to develop products for the emerging optoelectronics markets, specifically in the areas of fiber telecommunications. With the resolution of fiber optic issues concerning packaging and alignment and utilizing advances made by LightChip, an affiliate, in the area of WDM equipment, we began to produce and demonstrate a passive optoelectronic product, the single mode fiber collimator assembly. During 1999 we expanded this product line with the goal of demonstrating to the telecommunication optical components industry our ability to provide low cost products and provide solutions to their telecom needs.

         For traditional optics, we initially emphasized laser products because our management believed at that time that GRADIUM lenses could have a substantial immediate commercial impact in laser products with a relatively small initial financial investment. Generally, optical designers can substitute GRADIUM glass components from our standard line of products in lieu of existing conventional laser lens elements. Lasers are presently used extensively in a broad range of consumer and commercial products, including fiber optics, robotics, wafer chip inspection, bar code reading, document reproduction and audio and video compact disc machines. Because GRADIUM glass can concentrate light transmission into a much smaller focal spot than conventional lenses, we believe, and customers' test results confirm, that GRADIUM glass has the ability to improve the current standard of laser performance. One of our distributors, Permanova Lasersystems AB of Sweden, qualified GRADIUM YAG lenses into systems produced by Rofin-Sinar GmbH, a significant original equipment manufacturer, OEM, of high-powered CO2 and YAG lasers headquartered in Germany. Our growth strategy is to increase our emphasis on key laser market niches and establish the necessary products and partnership alliances to sell into Europe and Asia as well as the U.S. market. During fiscal 1999, LightPath and Rodenstock Prazisionsoptik GmbH (Rodenstock) executed an agreement to transfer to Rodenstock the exclusive, application-related utilization and distribution of GRADIUM lenses throughout the whole of Europe. The agreement was for an initial five-year period. Rodenstock's one hundred years of experience in the field of advanced optical systems and employs over 6,000 people worldwide, will be a strong asset to the expansion of LightPath's presence in Europe. We have established relationships with eight foreign distributors. We believe these distributors will enable us to establish and maintain a presence in foreign and domestic markets without further investment in this product area. In addition to laser applications, we, through our printed and Internet on-line catalog, offer a standard line of GRADIUM glass lenses for commercial sales to optical designers developing particular systems for OEMs or in-house products.

         HOW HAS LIGHTPATH DEVELOPED GRADIUM GLASS PRODUCTS? From our inception in 1985 until June 1996, we were classified as a development stage enterprise that engaged in basic research and development. We believe that most of our product sales made during this period were to persons evaluating the commercial application of GRADIUM glass or using the products for research and development. During fiscal year 1997, our operational focus begin to shift to commercial product development and sales. We completed numerous prototypes for production orders and received our first orders for catalog sales of standard lens profiles. We also began to offer standard, computer-based profiles of GRADIUM glass that engineers use for product design. During fiscal 1998, sales of lenses to the traditional optics market continued with significant increases in sales of lenses used in the YAG laser market, catalog and distributor sales, and lenses used in the wafer inspection markets. In fiscal year 1998, we also began to explore the development of products for emerging markets such as optoelectronics, photonics and solar due to the number of potential customers inquiries into the ability of GRADIUM glass to solve optoelectronic problems, specifically in the areas of fiber telecommunications. Our resolution of packaging and alignment issues, and advances made by LightChip, an affiliate, with WDM equipment, led us in 1998 to develop a strategy for entering the optoelectronic markets. Our first passive optoelectronic product, a single mode fiber collimator assembly, or SMF assembly, was demonstrated in February 1998. The SMF assembly is a key element in all fiber optic systems, including WDM equipment. The SMF assembly straighten and make parallel, diverging light as it exits a fiber. Beginning in fiscal 1999, we began offering, and have delivered for testing to potential customers, three product levels, the collimating lens, the SMF assembly and the large beam collimating assembly. The telecommunications collimator marketplace is currently estimated by industry experts to generate annual gross revenues of $125 million in 1999 with projected growth to $256 million in five years.

         The current focus of our development group has been to expand application of GRADIUM products to the areas of fiberoptic optomechanical switches, multiplexers, interconnects and cross-connects for the telecommunications field, further refinement of the crown glass product line to supplement its existing flint products, and further development of acrylic axial gradient material to extend the range of existing product applications.

         WHERE YOU CAN FIND US. LightPath was incorporated in Delaware in 1992. Our corporate headquarters are located at 6820 Academy Parkway East N.E., Albuquerque, New Mexico, 87109 and our telephone number is (505) 342-1100.

                                  THE OFFERING

Securities Offered by the              A total of  2,279,847  shares  of Class A
 Selling Shareholders .............    Common   Stock   are   covered   by  this
                                       prospectus.   These   shares   are  being
                                       offered as follows:

                                       1,925,000 shares issuable upon conversion of outstanding Series F Preferred Stock and upon exercise of Class K and Class L warrants;

                                       73,597 shares of outstanding restricted common stock; and

                                       281,250 shares issuable upon exercise of the Warrant held by Mr. Ripp.

                                       A description  of the terms of the common
                                       stock,  preferred  stock and warrants are
                                       included   in   this   prospectus   under
                                       "Selling Shareholders" at page 15.

Common Stock Outstanding as of November 30, 1999:

Class A Common Stock     6,833,199 shares(1)(3)

Class E-1 Common Stock   1,492,480 shares(2)

Class E-2 Common Stock   1,492,480 shares(2)

Class E-3 Common Stock     994,979 shares(2)

Use of Proceeds ...................    We will not receive  any of the  proceeds
                                       of sales of common stock by the Selling shareholders but we will receive up to $4,760,500 from the exercise, if any, of warrants by the selling shareholders.

Risk Factors ......................    The shares of common stock offered hereby
                                       involve a high degree of risk.  See "Risk
                                       Factors" on page 6.

Nasdaq SmallCap Market Symbols ....     Class A Common Stock - "LPTHA"
                                        Units - "LPTHU"
                                        Class A Warrants - "LPTHW"
                                        Class B Warrants - "LPTHZ"
----------
(1) Does not include shares underlying options outstanding at November 30, 1999 to purchase 1,284,516 shares of Class A Common Stock, (which includes 71,102 options which the holders receives, upon exercise, 71,102 Class A shares, 106,652 shares of Class E-1, 106,652 shares of Class E-2 and 71,102 shares of Class E-3 Common Stock) which are exercisable at option exercise prices ranging from $2.84 to $51.56 per share and 887,984 shares of Class A Common Stock reserved for issuance upon future grants of options under LightPath's stock option plans.

(2) Each share of outstanding Class E-1 Common Stock, Class E-2 Common Stock and Class E-3 Common Stock, collectively referred to as the Class E shares, will, on a class basis, automatically convert into Class A Common Stock if and as the Company attains certain earnings levels with respect to each of the three separate classes. The Class E shares will be redeemed by LightPath for a nominal amount if such earnings levels are not achieved.

(3) Does not include an aggregate of 10,984,735 shares of Class A Common Stock issuable upon exercise of (i) the Unit Purchase Option (160,000 Class A common shares) granted to the IPO underwriter and the 160,000 Class A and 160,000 Class B Common Stock Purchase Warrants underlying the Unit Purchase Option; (ii) the 160,000 additional Class B Warrants issuable upon exercise of the Class A Warrants referred to in (i); (iii) 1,828,649 Class A Warrants and 1,851,351 Class B Warrants forming part of the IPO Units; (iv) the 1,828,649 additional Class B Warrants issuable upon exercise of the Class A Warrants referred to in (iii); (v) the 839,000 Class A Warrants issued at the IPO; (vi) the 839,000 additional Class B Warrants issuable upon exercise of the Class A Warrants referred to in (v) above, (vii) the additional 801,836 shares of Class A Common Stock issuable upon exercise of the Class C, Class D, Class E, Class F, Class G, and Class H Warrants,
     (viii) the additional 150,000 shares of Class A Common Stock issuable upon exercise of the Class J Warrants (ix) 1,925,000 shares of Class A Common Stock issuable upon conversion of the Series F Preferred Stock and exercise of the Class K and Class L Warrants and (x) 281,250 shares of Class A Common Stock issuable upon exercise of the Chairman's Warrant.

                           FORWARD-LOOKING STATEMENTS

         Throughout this prospectus and the other documents incorporated by reference into this prospectus we make certain "forward-looking" statements. These are statements about future events, results of operation, business plans and other matters. We use words such as "expect", "anticipate", "intend" or other similar words to identify forward looking statements. These statements are made based on our current knowledge and understanding. However, there can be no assurances as to whether or not actual results will be consistent with these statements. In fact, actual events or results could vary dramatically from these statements as a result of among other factors:

         +   Economic conditions, domestically and internationally

         +   Technological developments

         +   Industry trends

         +   Risk factors described in this prospectus.

         We have no obligation to update the forward-looking statements made in this prospectus or incorporated by reference herein.

                                  RISK FACTORS

         BEFORE YOU BUY ANY OF THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER EACH OF THE RISK FACTORS WE HAVE DESCRIBED IN THIS SECTION. YOU SHOULD BE PREPARED TO ACCEPT ALL OF THESE RISKS, INCLUDING THE RISK THAT YOU MAY LOSE YOUR ENTIRE INVESTMENT, BEFORE YOU MAKE A DECISION TO BUY ANY OF THE SHARES OF COMMON STOCK.

WE HAVE EXPERIENCED LOSSES IN PRIOR YEARS

         Our operations have never been profitable. We believe that our introduction of products for the telecommunication market in 1999 may generate sales in excess of amounts realized to date, although there can be no assurance in this regard. We expect to continue operating at a deficit during the current fiscal year and until such time, if ever, as our operations generate sufficient revenues to cover our costs. The likelihood of our financial success must be considered in light of the delays, uncertainties, difficulties and risks inherent in a new business, many of which are beyond our ability to control. These risks include, but are not limited to, unanticipated problems relating to product development, testing, manufacturing, marketing and competition, and additional costs and expenses that may exceed our current estimates. There can be no assurance that our revenues will increase significantly in the future or that, even if they do, our operations will ever be profitable.

WE MAY BE UNABLE TO CONTINUE OPERATING AS A GOING CONCERN.

         We have received a report from our independent auditors that includes an explanatory paragraph regarding uncertainty as to our ability to continue as a going concern. The factors cited by the auditors as raising substantial doubt as to our ability to continue as a going concern are our recurring losses from operations and resulting continued dependence on external sources of capital. We may incur losses for the foreseeable future due to the significant costs associated with the development, manufacturing and marketing of our products and due to the continued research and development activities that will be necessary to further refine our technology and products and to develop products with additional applications.

WE ANTICIPATE THE NEED FOR ADDITIONAL FUTURE FINANCING IN ORDER TO FUND OUR OPERATIONS AND PLANS FOR GROWTH.

         We anticipate that our projected product sales and the net proceeds from our private placement of 6% Convertible Debentures and related warrants, completed in July 1999, will be available to fund our working capital needs for fiscal 2000. The net proceeds from the sale in November 1999 of Series F Preferred Stock, approximately $3.9 million, and $250,000 purchase of 62,500 shares of Class A Common Stock by Robert Ripp, will be used to expand collimator production, further development of the optical switch and provide working capital. In addition, our ability to fund future capital requirements will depend on the extent that our products become commercially accepted, if at all, and if our marketing program is successful in generating sales sufficient to sustain our operations. At this time, the Company does not believe product sales will reach the level required to sustain its operations and growth plans in the near term; therefore, the Company is actively pursuing additional financing. We do not have any commitments from others to provide such additional financing and there can be no assurance that any such additional financing will be available if needed or, if available, will be on terms favorable to us. In the event such needed financing is not obtained, our operations will be materially adversely affected and we will have to cease or substantially reduce operations. Any additional equity financing may be dilutive to stockholders, and debt financings, if available, may involve restrictive covenants.

WE MAY HAVE DIFFICULTIES IN MANAGING GROWTH

         We will need to grow our product sales and manufacturing output significantly in order to be successful. If we are unable to manage growth effectively, it could have material adverse effects on our results of operations, financial condition or business. We cannot guarantee that we will successfully expand or that any expansion will enhance our profitability. We expect our planned growth will place a significant strain on our management and operations. Our future growth will depend in part on the ability of our officers and other key employees to implement and expand financial control systems and to expand, train and manage our employee base and provide support to an expanded customer base.

OUR PRODUCTS ARE AT AN EARLY STAGE OF DEVELOPMENT AND MAY NOT ACHIEVE MARKET ACCEPTANCE.

         Through June 1996, our primary activities were basic research and development of glass material properties. Our current line of GRADIUM products have not generated sufficient revenues to sustain operations and our telecommunications products are still in the introduction phase. While we believe our existing products are commercially viable, we anticipate the need to educate the optical components market in order to generate market demand and market feedback may require us to further refine these products. Development of additional product lines will require significant further research, development, testing and marketing prior to commercialization. There can be no assurance that any proposed products will be successfully developed, demonstrate desirable optical performance, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed.

OUR PRODUCTS HAVE NOT BEEN DEMONSTRATED TO BE COMMERCIALLY SUCCESSFUL.

         Our telecommunication products have not yet achieved commercial acceptance. The traditional optics have been accepted commercially, however, their benefits are not widely known. Although we are engaged in negotiations and discussions with potential customers, there can be no assurance that any such discussions will lead to development of commercially viable products or significant revenues, if any, or that any products currently existing or to be developed in the future will attain sufficient market acceptance to generate significant revenues. In order to persuade potential customers to purchase GRADIUM products, we will need to overcome industry resistance to, and suspicion of, gradient lens technology that has resulted from previous failed attempts by various researchers and manufacturers unrelated to us to develop a repeatable, consistent process for producing lenses with variable refractive indices. We must also satisfy industry-standard Bellcore Testing on telecommunication products to meet customer requirements, as well as satisfy prospective customers that we will be able to meet their demand for quantities of products, since we may be the sole supplier and licensor. We do not have demonstrated experience as a manufacturer and do not have a substantial net worth. We may be unable to accomplish any one or more of the foregoing to the extent necessary to develop market acceptance of our products. Prospective customers will need to make substantial expenditures to redesign products to incorporate GRADIUM lenses. There can be no assurances that potential customers will view the benefits of our products as sufficient to warrant such design expenditures.

WE DEPEND UPON KEY PERSONNEL

         Our inability to retain or attract key employees could have a material adverse effect on our business and results of operations. Our operations depend, to a great extent, upon the efforts of our CEO and President, Donald Lawson, who conceived our strategic plan and who is substantially responsible for planning and guiding our direction, and upon Mark Fitch, our senior vice president. We also depend upon our ability to attract additional members to our management and operations teams to support our expansion strategy. The loss of any of these key employees would adversely affect our business. We have obtained a key employee life insurance policy in the amount $1,000,000 on the life of Mr. Lawson. We had thirty-three employees on November 30, 1999. Additional personnel will need to be hired if we are able to successfully expand our operations. There can be no assurance that we will be able to identify, attract and retain employees with skills and experience necessary and relevant to the future operations of our business.

COMPETITION MAY ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL RESULTS

         The optical lens and telecommunication components markets are intensely competitive and numerous companies offer products and services competitive to those offered by us. Substantially all of these competitors have greater financial and other resources than we do. We compete with manufacturers of conventional spherical lens products and aspherical lens products, producers of optical quality glass and other developers of gradient lens technology and telecom product manufacturers. In the markets for conventional and aspheric lenses, we are competing against, among others, established international industry giants. Many of these companies also are primary customers for optical components, and therefore have significant control over certain markets for our products. We are also aware of other companies that are attempting to develop radial gradient lens technology. There may also be others of which we are not aware that are attempting to develop axial gradient lens technology similar to our technology. There can be no assurance that existing or new competitors will not develop technologies that are superior to or more commercially acceptable than our existing and planned technology and products.

WE HAVE LIMITED MARKETING AND SALES CAPABILITIES, AND MUST MAKE SALES IN A FRAGMENTED MARKET.

         Our operating results will depend to a large extent on our ability to educate the various industries utilizing optical glass about the advantages of GRADIUM and other optical materials to market products to the participants within those industries. We currently have very limited marketing capabilities and experience and will need to hire additional sales and marketing personnel, develop additional sales and marketing programs and establish sales distribution channels in order to achieve and sustain commercial sales of our products. Although we have developed a marketing plan, there can be no assurance that the plan will be implemented or, if implemented, will succeed in creating sufficient levels of customer demand for our products. The markets for optical lenses and telecommunication components are highly fragmented. Consequently, we will need to identify and successfully target particular market segments in which we believe we will have the most success. These efforts will require a substantial, but unknown, amount of effort and resources.

         The fragmented nature of the optical products market may impede our ability to achieve commercial acceptance for our products. In addition, our success will depend in great part on our ability to develop and implement a successful marketing and sales program. There can be no assurance that any marketing and sales efforts undertaken by us will be successful or will result in any significant product sales.

WE ARE HIGHLY DEPENDENT ON OUR PATENTS AND PROPRIETARY TECHNOLOGY.

         Our success will depend, in part, on our ability to obtain protection for products and technologies under United States and foreign patent laws, to preserve trade secrets, and to operate without infringing the proprietary rights of others. There can be no assurance that patent applications relating to our products or potential products will result in patents being issued, that any issued patents will afford adequate protection or not be challenged, invalidated, infringed or circumvented, or that any rights granted will afford competitive advantages to us. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and/or technologies, duplicate any of our product or technologies, or, if patents are issued to, or licensed by, us, design around such patents. There can be no assurance that patents owned or licensed and issued in one jurisdiction will also issue in any other jurisdiction. Furthermore, there can be no assurance that we can adequately preserve proprietary technology and processes that we maintain as trade secrets. If we are unable to develop and adequately protect our proprietary technology and other assets, our business, financial condition and results of operations will be materially adversely affected.

OUR BUSINESS DEPENDS UPON THE EFFORTS OF THIRD PARTIES.

         Our strategy for the research, development and commercialization of certain products entails entering into various arrangements with corporate partners, OEMs, licensees and others in order to generate product sales, license fees, royalties and other funds adequate for product development. We may also rely on our collaborative partners to conduct research efforts, product testing and to manufacture and market certain of our products. Although we believe that parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within our control. There can also be no assurance that we will be successful in establishing any such collaborative arrangements or that, if established, the parties to such arrangements will assist us in commercializing products. We currently have development agreements with a mechanical switch manufacturer and an endoscope manufacturer pursuant to which we have developed prototypes of products for use in each of those areas. However, there can be no assurance that such agreements will progress to a production phase or, if production commences, that we will receive significant revenues from these relationships. We have a non-exclusive agreement with a catalog company to distribute certain of its products. We have formalized relationships with eight foreign distributors to create markets for GRADIUM in their respective countries. There can be no assurance that these parties, or any future partners, will perform their obligations as expected or that any revenue will be derived from such arrangements.

WE HAVE ONLY LIMITED MANUFACTURING CAPABILITIES.

         We believe that our present manufacturing facilities, with the clean room addition which was completed in October 1999, are sufficient for our planned operations over the next several years. However, we do not have any experience manufacturing products in quantities sufficient to meet commercial demand. If we are unable to manufacture products in sufficient quantities and in a timely manner to meet customer demand, our business, financial condition and results of operations will be materially adversely affected.

WE FACE PRODUCT LIABILITY RISKS.

         The sale of our optical products will involve the inherent risk of product liability claims by others. We do not currently maintain product liability insurance coverage, although we do intend to procure such insurance in the future. Product liability insurance is expensive, subject to various coverage exclusions and may not be obtainable on terms acceptable to us. Moreover, the amount and scope of any coverage may be inadequate to protect us in the event that a product liability claim is successfully asserted.

WE WILL RECOGNIZE A SUBSTANTIAL CHARGE TO INCOME UPON CONVERSION OF OUR CLASS E COMMON STOCK.

         In the event any shares of the Class E Common Stock held by stockholders who are officers, directors, employees or consultants of the Company are converted into shares of Class A Common Stock, we will record compensation expense for financial reporting purposes during the period in which such conversion occurs. Such charge will equal the fair market value of such shares on the date of release, which may be substantial. Although the amount of compensation expense recognized will not affect the total stockholders' equity, it may have a material negative effect on the market price of our securities, particularly the shares of Class A Common Stock. Additionally, since Class E shares are not treated as outstanding for purposes of earnings per share calculations, the increase in the number of shares of Class A Common Stock upon conversion of any series of Class E Common Stock may have a material adverse effect on our earnings per share.

OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY PROBLEMS ASSOCIATED WITH THE YEAR 2000 ISSUE.

         Some computer applications were originally designed to recognize calendar years by their last two digits. As a result, calculations performed using these truncated fields will not work properly with dates from the year 2000 and beyond. This problem is commonly referred to as the "Year 2000 Issue". We have determined that our internal computer systems, manufacturing equipment and software products were produced to be Year 2000 compliant and no material remediation costs have been incurred or are expected to be incurred by us. During the third quarter of fiscal 1999, we confirmed in writing whether the internal business operations of third parties with whom we have a material relationship will be affected by the Year 2000 Issue. Our assessment of third parties is complete and based on their responses, we believe our material third party relationships will not be adversely impacted by the Year 2000 Issue barring any unforeseen circumstances. Under a worst case scenario we may experience delays in receiving products and services thereby impacting product shipments. We plan on having adequate inventory levels to minimize such impact, if any. We will continue to monitor third parties and develop contingency plans if a third party is subsequently found to be non-compliant.

OUR STOCK PRICE IS VOLATILE

         Broad market fluctuations or fluctuations in our operations may adversely affect the market price of our common stock. The market for our common stock is volatile. The trading price of our common stock has been and will continue to be subject to:

          +    Volatility in the trading markets generally;

          + significant fluctuations in response to quarterly variations in operating results;

          + announcements regarding our business or the business of our competitors;

          + changes in prices of our or our competitors' products and services;

          +    changes in product mix; and

          + changes in revenue and revenue growth rates for us as a whole or for geographic areas, and other events or factors.

         Statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could have an adverse effect on the market price of our common stock. In addition, the stock market as a whole has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many small cap companies and which often have been unrelated to the operating performance of these companies.

POTENTIAL CONTROL BY THE EXISTING MANAGEMENT AND SHAREHOLDERS

         If our management and shareholders act in concert, disposition of matters submitted to shareholders or the election of the entire Board of Directors may be hindered. The principal stockholders beneficially owned 12% of the total combined voting power of all of the Common Stock outstanding at August 19, 1999.

SOME PROVISIONS IN OUR CHARTER DOCUMENTS AND BYLAWS MAY HAVE ANTI-TAKEOVER
EFFECTS

         Our Articles of Incorporation and Bylaws contain some provisions that could have the effect of discouraging a prospective acquirer from making a tender offer, or which may otherwise delay, defer or prevent a change in control.

ABSENCE OF DIVIDENDS TO SHAREHOLDERS

         Our Board has never declared a dividend on our common stock. We do not anticipate paying dividends on the common stock in the foreseeable future. It is anticipated that earnings, if any, will be reinvested in the expansion of our business.

OUR WARRANTS AND OPTIONS MAY AFFECT OUR FUTURE FINANCING

         The existence of our outstanding Preferred Stock, options or warrants may adversely affect the terms on which we can obtain additional financing. As of November 30, 1999, there was outstanding:

          + 2,667,649 Class A Warrants to purchase an aggregate of 2,667,649 shares of Class A Common Stock and 2,667,649 Class B Warrants;

          + 1,851,351 Class B Warrants to purchase 1,851,351 shares of Class A Common Stock;

          + the Unit Purchase Option to purchase an aggregate of 160,000 Units, each Unit consists of 160,000 Class A Common Stock, 160,000 Class A Warrants to purchase an aggregate of 160,000 shares of Class A Common Stock and 160,000 Class B Warrants; and 160,000 Class B Warrants;

          + 160,750 shares of Class A Common Stock issuable upon exercise of Class C and Class D Warrants;

          + 336,177 shares of Class A Common Stock issuable upon exercise of Class E and Class F Warrants;

          + 304,909 shares of Class A Common Stock issuable upon exercise of Class G and Class H Warrants;

          + 150,000 shares of Class A Common Stock issuable upon exercise of Class J Warrants;

          + 1,925,000 shares of Class A Common Stock reserved for issuance to the selling shareholders upon conversion of the Series F Preferred stock and exercise of the Class K and Class L Warrants;

          + 281,250 shares of Class A Common Stock issuable upon exercise of the Chairman's Warrant;

          + outstanding options to purchase an aggregate of 1,284,516 shares of Class A Common Stock (which includes 71,102 options which the holder receives, upon exercise, 71,102 shares of Class A, 106,652 shares of Class E-1, 106,652 shares of Class E-2 and 71,102 shares of Class E-3 Common Stock);

          + 887,984 shares of Class A Common Stock reserved for issuance pursuant to future grants made under the Omnibus Incentive Plan and Directors Stock Incentive Plan.

         For the life of such options, warrants and Preferred Stock, the holders will have the opportunity to profit from a rise in the price of the underlying common stock, with a resulting dilution in the interest of other holders of common stock upon exercise or conversion. Further, the option and warrant holders can be expected to exercise their options and warrants at a time when we would, in all likelihood, be able to obtain additional capital by an offering of our unissued common stock on terms more favorable to us than those provided by such options or warrants.

         The eligibility of the foregoing shares to be sold to the public, whether pursuant to Rule 144 or an effective registration statement, may have a material adverse effect on the market value and trading price of the common stock.

WE HAVE AGREED TO CERTAIN LIMITATIONS UPON POTENTIAL LIABILITY OF OUR DIRECTORS.

         Our Certificate of Incorporation provides that directors will not be personally liable for monetary damages to LightPath or its stockholders for a breach of fiduciary duty as a director, subject to limited exceptions. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Certificate of Incorporation could prevent the recovery of monetary damages by LightPath or its stockholders.

THE LIQUIDITY OF OUR STOCK COULD BE SEVERELY REDUCED IF IT BECOMES CLASSIFIED AS PENNY STOCK.

         If our securities were delisted from Nasdaq, they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors".

         The Commission has adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require substantial additional disclosure obligations. The foregoing required penny stock restrictions will not apply to our securities so long as they continue to be listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the our securities will qualify for exemption from these restrictions. In any event, even if our securities were exempt from such restrictions, they would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest.

         If our securities were subject to the existing rules on penny stocks, the market liquidity for our securities could be severely adversely affected.

WE MUST MAINTAIN COMPLIANCE WITH CERTAIN CRITERIA IN ORDER TO MAINTAIN LISTING OF OUR SHARES ON THE NASDAQ MARKET.

         The Units, Class A Common Stock and Class A and Class B Warrants are currently traded on the Nasdaq SmallCap Market. Failure to meet the applicable quantitative and/or qualitative maintenance requirements of Nasdaq could result in our securities being delisted from Nasdaq, with the result that such securities would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau Incorporated. As a consequence of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of our securities. Among other consequences, delisting from Nasdaq may cause a decline in the stock price and difficulty in obtaining future financing.

WE MAY NOT HAVE ENOUGH FUNDS AVAILABLE TO REDEEM OUTSTANDING SHARES OF PREFERRED STOCK .

         In the event of automatic conversion of the Series F Preferred Stock, three years after issuance, or exercise of their accompanying Class K warrants in a manner that would cause an undue dilution of its common stock, LightPath has the right to redeem such preferred stock and warrants for cash. In addition, a Liquidation Event, as defined in the applicable Certificate of Designation, may require redemption of the Series F Preferred Stock for cash. There can be no assurance that in either of the foregoing events we will have adequate cash to effect such cash redemptions.

RISK THAT FORWARD-LOOKING STATEMENTS MAY NOT COME TRUE

         This prospectus and the documents incorporated herein by reference, contain forward-looking statements that involve risks and uncertainties. We use words such as "believe", "expect," "anticipate," "plan" or similar words to identify forward-looking statements. Forward-looking statements are made based upon our belief as of the date that such statements are made. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The Proxy Statement for the 1999 Annual Meeting contained information concerning the number of shares included in the Voting Trust that Leslie Danziger, former Chairwoman of the Board of Directors was entitled to vote. As of September 16, 1999, Ms. Danziger is no longer the Chairwoman of the Board and as a result the Voting Trust has dissolved by its terms. Information in the proxy statement or any other documents incorporated by reference into this prospectus concerning the Voting Trust is no longer applicable and all shares previously subject to the voting trust are now held directly by their beneficial owners, each of whom independently votes and has the power to dispose of such shares.

                              SELLING SHAREHOLDERS

         On November 2, 1999, we issued 408 shares of Series F Preferred Stock for $4,080,000 and 489,600 attached Class K warrants to the selling shareholders in a private placement. 125,000 Class L Warrants were also issued to the placement agent as compensation for their services.

         Each Class K and Class L Warrant entitles the holder to purchase one share of Class A Common Stock at $5.00 per share at any time through November 2, 2004. For a description of the Class K Warrants see Exhibit 4.4 to our registration statement. For a description of the Class L Warrants see Exhibit
4.5 to our registration statement. Each share of Series F Preferred Stock can be converted by the holder into a number of shares of our Class A Common Stock at the option of the holder at any time until November 2, 2004. The number of shares of Class A Common Stock issuable upon conversion of each share of preferred stock is determined by dividing its stated value on the date of conversion by a conversion price. The conversion price is defined as the lesser of (i) the fixed conversion price, $5.00, or (ii) 80% of the five day average closing bid price of our Class A Common Stock at the conversion date. For purposes of the information set forth in the table below, it is assumed that each outstanding share of Series F Preferred Stock was converted at $5.00 as of November 30, 1999. The stated value of the Preferred Stock increases at the rate of 7% per annum until conversion or a liquidation event.

         Mr. Ripp's Warrant entitles the holder to purchase up to 281,250 shares of Class A Common Stock at $6.00 per share at any time through November 10, 2009. For a description of the Chairman's Warrant see Exhibit 4.6 to the registration statement.

         This Prospectus covers shares of Class A Common Stock that may be acquired by the selling shareholders upon conversion of the Series F Preferred Stock and the shares issuable upon exercise of the Class K and Class L Warrants and the Chairman's Warrant.

         The following table provides information as of November 30, 1999, with respect to the Class A Common Stock beneficially owned by each selling shareholder. For purposes of the information set forth in this table, it is assumed that each share of Series F Preferred Stock outstanding was converted at $5.00 as of November 30, 1999. Some of these selling shareholders have a material relationship with us. Information about these relationships is disclosed in the footnotes to the table. As part of that sale, we entered into certain agreements with the selling shareholders. These agreements are described under "Certain Relationships" below. We believe that the selling shareholders named in the following table have sole voting and investment power with respect to the respective shares of Class A Common Stock set forth opposite their names. The shares of Class A Common Stock offered by this prospectus may be offered from time to time by the selling shareholders named below or their nominees.

TOTAL SHARES OUTSTANDING      6,833,199 CLASS A COMMON STOCK
AS OF NOVEMBER 30, 1999

                                                                          Beneficially Owned After Offering
                                    Shares                               --------------------------------------
                                 Beneficially                                         Percent of     Percent of
                                 Owned Prior           Number of                       Class A       All Classes
                                    to the              Shares           Number of      Common        of Common
                                Offering (1)(2)      Being Offered(2)    Shares(1)     Stock(19)        Stock
                                ---------------      ----------------    ---------     ---------        -----
Cranshire Capital, LLP            553,493(3,4)          480,000(4)       73,493(3)       7.6%          4.9%
EP Opportunity Fund, LLC          489,810(5,6)          400,000(6)       89,810(5)       6.7%          4.4%
EP Opportunity Fund
   International, LLC              24,000(7)             24,000(7)            0            *              *
EP.com Fund, LLC                   24,000(8)             24,000(8)            0            *              *
EP.com Fund
   International, LLC              25,600(9)             25,600(9)            0            *              *
The dot Com Fund LLC              160,000(10)           160,000(10)           0          2.3%          1.5%
Keyway Investments Ltd.           572,926(11,12)        160,000(12)     412,926(11)      7.8%          5.1%
JRA Enterprises                    38,869(13,14)         32,000(14)       4,869(13)        *              *
Eric S. Swartz                     89,948 (19)           47,000          42,948(21)      1.3%            *
Kendrick Family Partnership        62,309(19)            47,000          15,309(22)        *              *
P. Bradford Hathorn                 5,500(19)             4,500           4,000(23)        *              *
Gerald D. Harris                    9,500(19)             9,500               0            *              *
Carlton M. Johnson, Jr.            10,000(19)             4,500           5,500(24)        *              *
Glenn R. Archer                     4,500(19)             4,500               0            *              *
Charles M. Whiteman                 3,000(19)             3,000               0            *              *
Dwight B. Bronnum                   2,000(19)             1,500             500(25)        *              *
Robert L. Hopkins                   2,000(19)             1,500             500(26)        *              *
H. Nelson Logan                     1,000(19)             1,000               0            *              *
James D. Mills                      1,000(19)             1,000               0            *              *
Robert Ripp                       161,250(15)           161,250(16)           0          2.3%          1.5%
Irrevocable Trust for  the
 Benefit of Robert S. Ripp         60,833(17)            60,833(17)           0            *              *
Irrevocable Trust for  the
 Benefit of Kathleen Desmond       60,833(17)            60,833(17)           0            *              *
Irrevocable Trust for  the
 Benefit of Johnathan Ripp         60,834(17)            60,834(17)           0            *              *
Donald Lawson                      16,129(17)            11,097           5,032            *              *

----------
*    Represents beneficial ownership of less than 1%.

(1) Except as otherwise noted, and subject to community property laws, where applicable, each person named in the table has sole voting power and investment power with respect to all shares shown as beneficially owned.
(2) As noted below, the information set forth below for certain selling shareholders includes shares of Class A Common Stock issuable upon conversion of shares of our Series F Preferred Stock. Each share of Series F Preferred Stock is convertible into a number of shares of Class A Common Stock determined by dividing its stated value on the date of conversion by a conversion price. The stated value is equal to the original issue price, $10,000 per share and increases at a rate of 7% per annum. The conversion price is defined as the lesser of (i) the fixed conversion price $5.00 or
     (ii) 80% of the five day average closing bid price of our Class A Common Stock at the conversion date. For purposes of the information set forth in this table, it is assumed that each outstanding Series F Preferred Stock was converted at $5.00 as of November 30, 1999.

     As required by SEC regulations, the number of shares shown as beneficially owned includes shares which could be acquired within 60 days after the date of this prospectus. The actual number of shares of Class A Common Stock issuable upon the conversion of the Series F Preferred Stock is subject to adjustment and could be significantly more than the number estimated in the table. This variation is due to factors that cannot be predicted by us at this time. The most significant of these factors is the future market price of the Class A Common Stock.

(3) Includes 73,493 shares issuable the exercise of 34,542 Class E Warrants and 38,951 Class G Warrants to purchase Class A Common Stock.
(4) Represents 480,000 shares issuable upon (A) conversion of 150 shares of Series F Preferred Stock and (B) the exercise of 180,000 Class K Warrants to purchase Class A Common Stock.
(5) Represents 89,810 shares issuable the exercise of 89,810 Class E Warrants to purchase Class A Common Stock.
(6) Represents 400,000 shares issuable upon (A) conversion of 125 shares of Series F Preferred Stock and (B) the exercise of 150,000 Class K Warrants to purchase Class A Common Stock.
(7) Represents 24,000 shares issuable upon (A) conversion of 7.5 shares of Series F Preferred Stock and (B) the exercise of 9,000 Class K Warrants to purchase Class A Common Stock.
(8) Represents 24,000 shares issuable upon (A) conversion of 7.5 shares of Series F Preferred Stock and (B) the exercise of 9,000 Class K Warrants to purchase Class A Common Stock.
(9) Represents 25,600 shares issuable upon (A) conversion of 8 shares of Series F Preferred Stock and (B) the exercise of 9,600 Class K Warrants to purchase Class A Common Stock.
(10) Represents 160,000 shares issuable upon (A) conversion of 50 shares of Series F Preferred Stock and (B) the exercise of 60,000 Class K Warrants to purchase Class A Common Stock.
(11) Includes 412,926 shares issuable upon the exercise of 70,000 Class C Warrants, 138,169 Class E Warrants and 194,757 Class G Warrants to purchase Class A Common Stock.
(12) Includes 160,000 shares issuable upon (A) conversion of 50 shares of Series F Preferred Stock and (B) the exercise of 60,000 Class K Warrants to purchase Class A Common Stock.
(13) Includes 4,869 shares issuable upon the exercise of 4,869 Class G Warrants to purchase Class A Common Stock.
(14) Includes 32,000 shares issuable upon (A) conversion of 10 shares of Series F Preferred Stock and (B) the exercise of 12,000 Class K Warrants to purchase Class A Common Stock.
(15) Mr. Ripp was appointed as Chairman of the Board of Directors of LightPath on November 11, 1999. Includes 161,250 shares issuable upon the exercise of a Warrant to purchase Class A Common Stock. In addition, 62,500 shares of Class A Common Stock and 120,000 shares issuable upon exercise of Warrants are held by three Irrevocable Trusts for the benefit of Mr. Ripp's Children.
(16) Includes shares issuable upon the exercise of Warrants.
(17) Includes 40,000 shares issuable upon the exercise of Warrants to purchase Class A Common Stock.
(18) Mr. Lawson is currently President, Chief Executive Officer and a member of the Board of Directors of LightPath.
(19) This person is an employee of Dunwoody Brokerage Services, Inc., which acted as placement agent for the sale of the Series F Preferred Stock and attached Class K Warrants. The Class L Warrants were originally issued to Dunwoody as compensation for its services.
(20) The percentage interest of each selling shareholder is based on the beneficial ownership of that selling shareholder divided by the sum of the current outstanding shares of Class A Common Stock plus the additional shares, if any, which would be issued to that selling shareholder (but not any other selling shareholder) when converting Series F Preferred Stock or exercising Warrants or other right in the future.
(21) Includes 42,948 shares issuable upon the exercise of 15,750 Class D Warrants, 11,889 Class F Warrants and 15,309 Class H Warrants to purchase Class A Common Stock.
(22) Includes 15,309 shares issuable upon the exercise of 15,309 Class H Warrants to purchase Class A Common Stock.
(23) Includes 4,000 shares issuable upon the exercise of 2,000 Class F Warrants and 2,000 Class H Warrants to purchase Class A Common Stock.
(24) Includes 5,500 shares issuable upon the exercise of 2,000 Class D Warrants, 2,000 Class F Warrants and 1,500 Class H Warrants to purchase Class A Common Stock.
(25) Includes 500 shares issuable upon the exercise of 250 Class F Warrants and 250 Class H Warrants to purchase Class A Common Stock.
(26) Includes 500 shares issuable upon the exercise of 250 Class F Warrants and 250 Class H Warrants to purchase Class A Common Stock.

                                 USE OF PROCEEDS

         The selling shareholders will receive the net proceeds from the sale of their shares of common stock. We will not receive any proceeds from these sales. We will however receive proceeds from the exercise of the warrants. Each Class K and Class L Warrant entitles the holder to purchase shares of common stock at a price of $5.00 and the Chairman's Warrant may be exercised for $6.00 per share. This purchase price is payable in cash or by surrendering a number of shares of our common stock having a fair market value equal to the applicable exercise price on the exercise date. If all of the warrants are exercised for cash, we will receive up to $4,760,500.

                              CERTAIN RELATIONSHIPS

         All of the Class L Warrants were issued to Dunwoody Brokerage Services, Inc., together with a cash placement fee of $163,200 equal to 4% of the gross proceeds from the sale of Series F Preferred Stock as compensation for their services as placement agent in connection with the November 1999 private placement of 408 shares of LightPath's Series F Preferred Stock. Dunwoody subsequently transferred these warrants to the persons listed in the selling shareholders table. Dunwoody is affiliated with Swartz Investments LLC, which acted as placement agent in connection with the sales of our Series A, B and C Preferred Stock and associated warrants.

         The purchasers of the Company's Series F Preferred Stock have a right of first offer to participate in any issuances of equity or debt securities by the Company during the one year period ending November 2, 2000. Dunwoody has the right to additional compensation as placement agent with respect to any future private financings by the Company during the three year period ending November 2002, if the private placement includes sales to any of the initial investors in the Series F Preferred Stock.

         Mr. Ripp was appointed to serve as Chairman of the Board of Directors on November 11, 1999. Mr. Lawson is currently President, Chief Executive Officer and a member of the Board of Directors of LightPath.

                         DETERMINATION OF OFFERING PRICE

         The selling shareholders may use this prospectus from time to time to sell their shares of common stock at a price determined by the shareholder making such sale. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                              PLAN OF DISTRIBUTION

         The  common  stock  may be  sold  from  time  to  time  by the  selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold in one or more of the following types of transactions:

            (a) a block trade in which a selling shareholder will engage a broker-dealer who will then attempt to sell the common stock, or position and resell a portion of the block as principal to facilitate the transaction;

            (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

            (c) an exchange distribution in accordance with the rules of such exchange; and

            (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

         In connection with distributions of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell common stock short and redeliver the common stock to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling shareholders may also loan or pledge common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold in an unregistered transaction under Rule 144 rather than pursuant to this prospectus.

         We are bearing all of the costs and expenses of registering under the Securities Act the sale of the common stock offered by this prospectus. Commissions and discounts, if any, attributable to the sales of the common stock will be borne by the selling shareholders.

         We have agreed to indemnify the selling shareholders against certain liabilities in connection with the offering of the common stock, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common stock against various liabilities, including liabilities arising under the Securities Act.

         In order to comply with the securities laws of various states, if applicable, sales of the common stock made in those states will only be made through registered or licensed brokers or dealers. In addition, some states do not allow the securities to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling shareholders.

         Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. In addition to those restrictions, each selling shareholder will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of our securities by the selling shareholders.


                            DESCRIPTION OF SECURITIES

         We have previously registered our Class A Common Stock under the Exchange Act by filing a Form 8-A on January 13, 1996. Please refer to that registration statement for a description of the rights, privileges and preferences of our common stock.

                                  LEGAL MATTERS

         Certain legal matters have been passed upon for us by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona.

                                     EXPERTS

         Our financial statements as of June 30, 1999 and 1998, and for the years then ended, have been incorporated by reference in this Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG LLP covering the June 30, 1999, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and resulting continued dependence on external sources of capital raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         On October 13, 1997, James L. Adler, Jr. was appointed to serve as a director of LightPath until the 2000 annual meeting of shareholders. Mr. Adler is a partner of the law firm of Squire, Sanders & Dempsey L.L.P., which has issued an opinion as to the validity of the shares offered by this prospectus and also provides legal services to us on a regular basis. Mr. Adler owns options under the Directors Stock Option Plan to purchase 50,176 shares of Class A Common Stock at exercise prices ranging from $2.84 to $9.81. As of January 1, 2000, these shares represented less than 1% of the total outstanding shares of Class A Common Stock.

                                 INDEMNIFICATION

         Article TENTH of the Company's Certificate of Incorporation, as amended, provides as follows:

         TENTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of the DGCL. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

         Article VII of the Company's Bylaws provides, in summary, that the Company is required to indemnify to the fullest extent permitted by applicable law, any person made or threatened to be made a party or involved in a lawsuit, action or proceeding by reason that such person is or was an officer, director, employee or agent of the Company. Indemnification is against all liability and loss suffered and expenses reasonably incurred. Unless required by law, no such indemnification is required by the Company of any person initiating such suit, action or proceeding without board authorization. Expenses are payable in advance if the indemnified party agrees to repay the amount if he is ultimately found to not be entitled to indemnification. For a full text of Article VI of the Bylaws, see Exhibit 3.3 to this Registration Statement.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, the Act, may be permitted to directors, officers and controlling person of LightPath pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

======================================    ======================================

NO  DEALER,   SALES  PERSON  OR  OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION    OR    TO    MAKE    ANY
REPRESENTATION    OTHER   THAN   THOSE
CONTAINED IN THIS  PROSPECTUS  AND, IF
GIVEN OR  MADE,  SUCH  INFORMATION  OR
REPRESENTATION MUST NOT BE RELIED UPON
AS  HAVING  BEEN   AUTHORIZED  BY  THE        LIGHTPATH TECHNOLOGIES, INC.
COMPANY  OR  ANY   UNDERWRITER.   THIS
PROSPECTUS   DOES  NOT  CONSTITUTE  AN
OFFER TO SELL OR A SOLICITATION  OF AN
OFFER  TO BUY  ANY  OF THE  SECURITIES
OFFERED   HEREBY   BY  ANYONE  IN  ANY              2,279,847 SHARES
JURISDICTION  IN WHICH  SUCH  OFFER OR            CLASS A COMMON STOCK
SOLICITATION  IS NOT  AUTHORIZED OR IN
WHICH THE PERSON  MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED TO DO SO
OR  TO  ANY   PERSON  TO  WHOM  IT  IS                 PROSPECTUS
UNLAWFUL   TO  MAKE   SUCH   OFFER  OR
SOLICITATION  IN  SUCH   JURISDICTION.
NEITHER    THE    DELIVERY   OF   THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE
ANY  IMPLICATION  THAT THE INFORMATION
HEREIN  IS  CORRECT  AS  OF  ANY  TIME
SUBSEQUENT  TO THE DATE HEREOF OR THAT
THERE   HAS  BEEN  NO  CHANGE  IN  THE
AFFAIRS  OF  THE  COMPANY  SINCE  SUCH
DATE.


            TABLE OF CONTENTS
                                   Page
                                   ----
Where You Can Find More
 Information                       (ii)
Prospectus Summary                   1
The Offering                         4
Risk Factors                         6
Security Ownership of Principal
 Stockholders and Management        15
Selling Shareholders                15
Use of Proceeds                     18
Certain Relationships               18
Determination of Offering Price     18
Plan of Distribution                19              January 10, 2000
Description of Securities           20
Legal Matters                       20
Experts                             20
Interest of Named Experts
 and Counsel                        20
Indemnification                     21

======================================    ======================================

                               PART II TO FORM S-3

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. All of such expenses will be borne by the Company:

                                                                    Amount
                                                                    ------

SEC Registration Fee............................................  $12,564.24
Legal fees and expenses.........................................   15,000.00 (1)
Accounting fees and expenses....................................    5,000.00 (1)
Printing expenses...............................................    2,000.00 (1)
                                                                  ----------
Total...........................................................  $34,564.24
                                                                  ==========
(1) Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article TENTH of the Company's Certificate of Incorporation, as amended, provides as follows:

         TENTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of the DGCL. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

         Article VII of the Company's Bylaws provides, in summary, that the Company is required to indemnify to the fullest extent permitted by applicable law, any person made or threatened to be made a party or involved in a lawsuit, action or proceeding by reason that such person is or was an officer, director, employee or agent of the Company. Indemnification is against all liability and loss suffered and expenses reasonably incurred. Unless required by law, no such indemnification is required by the Company of any person initiating such suit, action or proceeding without board authorization. Expenses are payable in advance if the indemnified party agrees to repay the amount if he is ultimately found to not be entitled to indemnification. For a full text of Article VI of the Bylaws, see Exhibit 3.3 to this Registration Statement.

ITEM 16.  EXHIBITS.


Exhibit                                                          Page Number or
Number                          Description                     Method of Filing
------                          -----------                     ----------------

 3.2      Certificate of Designation filed  November 2, 1999
          with the Secretary of State of the State of Delaware          *
 4.1      Form of Warrant Agreement                                    (1)
 4.2      Form of Unit Purchase Option                                 (1)
 4.3      Specimen Certificate for the Class A Common Stock            (1)
 4.4      Form of Class K Warrants                                      *
 4.5      Form of Class L Warrants                                      *
          Form of  Warrant, dated November 11, 1999, issued to
 4.6      Robert Ripp                                                   *
  5       Opinion and Consent of Squire, Sanders & Dempsey LLP          *
 23.1     Consent of KPMG LLP, Independent Auditors                     *

 23.2     Consent of Squire, Sanders & Dempsey LLP                 Included in
                                                                    Exhibit 5
  24      Powers of Attorney                                  See signature page

----------
* Filed herewith.

1. Previously filed as an exhibit to registrant's registration statement on Form SB-2 filed on December 7, 1995 (File No. 33-80119)(the "SB-2").

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes that:

         (1) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (2) For purposes of determining any liability under the Securities Act, it will treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Albuquerque, State of New Mexico, on January 5, 2000.

                                           LIGHTPATH TECHNOLOGIES, INC.,
                                           a Delaware corporation

                                           By: /s/ Donald Lawson
                                              ----------------------------
                                              Donald Lawson
                                              Chief Executive Officer

                            SPECIAL POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, constitutes and appoints each of Robert Ripp and Donald E. Lawson, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre and post-effective amendments (including all subsequent registration statements and amendments thereto filed pursuant to Rule 462(b)) to this Form S-3 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in person, hereby ratifying and confirming all that such attorney-in-fact and agents may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

   Signature                           Title                           Date
   ---------                           -----                           ----

/s/ Robert Ripp                Chairman of the Board             January 5, 2000
----------------------------
Robert Ripp

/s/ Donald E. Lawson           CEO, President and Treasurer      January 5, 2000
----------------------------   (Principal Executive, Financial
Donald E. Lawson               and Accounting Officer)


/s/ James A. Adler, Jr.        Director                          January 5, 2000
----------------------------
James A. Adler, Jr.


/s/ Louis Leeburg              Director                          January 5, 2000
----------------------------
Louis Leeburg


/s/ Leslie A. Danziger         Director                          January 5, 2000
----------------------------
Leslie A. Danziger


/s/ Katherine Dietze           Director                          January 5, 2000
----------------------------
Katherine Dietze


/s/ James A. Wimbush           Director                          January 5, 2000
----------------------------
James A. Wimbush